Exhibit 21.1

BEHRINGER HARVARD SHORT-TERM LIQUIDATING TRUST

List of Subsidiaries

Entity	Jurisdiction
Behringer Harvard Quorum I GP, LLC	Texas
Behringer Harvard Quorum I LP	Texas
Behringer Harvard Plaza Skillman GP, LLC	Texas
Behringer Harvard Plaza Skillman LP	Texas
Behringer Harvard 4245 Central GP, LLC	Texas
Behringer Harvard 4245 Central LP	Texas
Behringer Harvard 1221 Coit GP, LLC	Texas
Behringer Harvard 1221 Coit LP	Texas
Behringer Harvard Mockingbird Commons GP, LLC	Texas
Behringer Harvard Mockingbird Commons Investors, GP, LLC	Texas
Behringer Harvard Mockingbird Commons Investors LP	Texas
Behringer Harvard Northwest Highway GP, LLC	Texas
Behringer Harvard Northwest Highway LP	Texas
Behringer Harvard 250/290 Carpenter GP, LLC	Texas
Behringer Harvard 250/290 Carpenter LP	Texas
Behringer Harvard Landmark GP, LLC	Texas
Behringer Harvard Landmark LP	Texas
Graybird Developers, LLC	Texas
BHDGI, LTD	Texas
Behringer Harvard Mountain Village, LLC	Colorado